Exhibit 6.25

SECURITY AGREEMENT

HEAD OF THE CLASS

DATE: June 13, 2023

THIS SECURITY AGREEMENT (“Agreement”) is made and entered into as of the date set forth above, by and between Commonwealth Thoroughbreds, LLC (“Commonwealth” or “Debtor”), and WinStar Farm, LLC (“Secured Party”), 3001 Pisgah Pike, Versailles, Kentucky 40383.

R E C I T A L S:

WHEREAS, Commonwealth is obligated to make future payments to Secured Party in connection with Commonwealth’s purchase of an undivided fractional interest (the “Interest”) in the thoroughbred HEAD OF THE CLASS (2021) by AWESOME SLEW out of CASH RESERVE by DISTORTED HUMOR (the “Thoroughbred”), pursuant to that certain Purchase, Bill of Sale and Co-Ownership Agreement and Exhibit A thereto with respect to the Thoroughbred (collectively, the “Purchase Agreement”), executed by Holder and Maker effective as of the date hereof; and

WHEREAS, Debtor has executed a Non-Recourse Promissory Note of equal date herewith (the “Note”) evidencing Debtor’s obligations to make such payments to Secured Party; and

WHEREAS, Debtor desires to grant to Secured Party a purchase money security interest in the Interest and certain monies which may become due to Debtor in the future of the Thoroughbred in order to secure Debtor’s obligation for any future payments to Secured Party under the terms of the Purchase Agreement and the Note.

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties to this Agreement covenant and agree as follows:

1. Definitions. As used in this Agreement,

a. “Equine Collateral” means all (a) the Interest and all shares, and/or fractional interest(s) therein, Thoroughbred offspring, both born and unborn, and/or fractional interest(s) therein, and any other interest(s) in any of the foregoing related to or produced by the rights of the Debtor associated with the Interest and owned by Debtor, whether or not classified as inventory, equipment, farm products, goods or otherwise, and whether now owned or after-acquired, including all substitutions thereof (collectively “Horse Interests”); (b) all policies of insurance on the Horse Interests and all rights to proceeds thereof and refunds thereunder, whether now owned or after-acquired; (c) all accounts, deposit accounts, farm products, accounts receivable, notes receivable, proceeds, chattel paper, general intangibles and rights to payment arising out of or in any way relating to the sale, transfer, or other conveyance of all or any interest in the Horse Interests, whether now owned or after-acquired; (d) all racing income, breeder’s awards and any other income derived from or in any way related to the Horse Interests, whether now owned or after-acquired; and (e) all certificates of title, certificates of registration and other evidences of ownership, relating to, or in any way connected with, the Horse Interests, including without limitation, all Jockey Club Certificates of Registration, whether now owned or after-acquired.

b. “Event of Default” means the occurrence of one or more of the following events: (a) Debtor fails to pay the Obligations when due and, within 10 days after Debtor receives written notice of such failure from Secured Party, Debtor does not cure such default within said 10-day cure period; or (b) Debtor voluntarily dissolves or ceases to exist, or any final and non-appealable order or judgment is entered against Debtor decreeing its dissolution; or (c) Debtor fails to pay, becomes insolvent or unable to pay, or admits in writing an inability to pay Debtor’s debts as they become due, or makes a general assignment for the benefit of creditors; or (d) a proceeding with respect to Debtor is commenced under any applicable law for the benefit of creditors, including but not limited to any bankruptcy or insolvency law, or an order for the appointment of a receiver, liquidator, trustee, custodian, or other officer having similar powers over Debtor or the Collateral is entered.

c. “Obligations” shall mean the Purchase Agreement, the Note and all other obligations of any kind or nature, present or future, of every kind and description, direct or indirect.

d. “UCC” shall mean the Uniform Commercial Code as revised and adopted in the Commonwealth of Kentucky and as amended from time to time.

e. Capitalized terms shall have meanings assigned to the elsewhere in this Agreement and in the Purchase Agreement.

2. Security Interest of Secured Party in the Equine Collateral. As security for the payment or satisfaction of all Obligations, Secured Party shall have, and Debtor hereby grants to Secured Party, a continuing purchase money security interest in all Equine Collateral. All Equine Collateral shall secure the payment of all Obligations, without priority, distinction, or preference of any kind whatsoever. To the extent applicable, the UCC shall govern the security interest provided for herein. If by reason of location of Equine Collateral or otherwise, the creation, validity, or perfection of security interests and liens provided for herein are governed by the law of a jurisdiction other than Kentucky, Debtor shall take such steps and execute and deliver such financing statements and other papers as Secured Party may from time to time request to comply with the UCC as adopted in such jurisdiction and with other applicable laws of such other jurisdiction. Debtor authorizes Secured Party to file appropriate financing statements and to file amendments thereto as may be necessary or appropriate from time to time. Debtor shall at all reasonable times and from time to time allow Secured Party to inspect the Equine Collateral, and to examine, inspect, or make extracts from Debtor’s books and records and to arrange for verification thereof under reasonable procedures. Debtor shall do, make, execute, and deliver all such additional and further acts, things, deeds, assurances, and instruments as Secured Party may require more completely vesting in and assuring to Secured Party its rights hereunder or in any Equine Collateral. Debtor shall provide Secured Party with such financial information, certificates, and statements as Secured Party may from time to time request. Should Debtor maintain information with respect to accounts or inventory with a computer service bureau or other independent company or agency, Secured Party may communicate directly therewith and Debtor authorizes Secured Party, at Debtor’s expense, to obtain such data compilations and other information as Secured Party, in its discretion, may consider appropriate. Upon consent of Debtor, which consent shall not be unreasonably withheld, Secured Party may communicate directly with Debtor’s independent public accountants, and upon request by Secured Party, to disclose to Secured Party any and all information with respect to Debtor’s business and financial condition. Secured Party agrees to keep information obtained from such accountants confidential except as may be necessary in the enforcement of this Agreement.

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3. Remedies. Upon the occurrence of any Event of Default:

a. Upon notice to Debtor, Secured Party may accelerate the due dates of the Obligations so that the Obligations are immediately due, payable, and performable in their entirety.

b. Secured Party shall have in any jurisdiction where enforcement hereof is sought, in addition to all other rights and remedies, the rights and remedies of a secured party under the UCC, including, without limitation, the right to require Debtor to assemble the Equine Collateral at a place or places to be designated by Secured Party which are reasonably convenient to Debtor and Secured Party, and the right to take possession of the Equine Collateral, and for that purpose Secured Party may, so far as Debtor can give authority therefor, enter upon any premises on which the Equine Collateral may be situated and remove the same therefrom.

c. Secured Party may enter any premises where Equine Collateral is located (or is believed to be located) and in the event Equine Collateral is located on premises not owned by Debtor, Secured Party is hereby assigned all of Debtor’s right to enter said premises. Secured Party shall not incur any obligation to pay rent to Debtor, or to the owners or lessees of any other place or places where the Equine Collateral is believed to be located and kept, and may remove the Collateral therefrom, or in Secured Party’s sole discretion, take control of the Equine Collateral where it is located, for such time as Secured Party may desire, to effectively liquidate the Equine Collateral. Debtor expressly agrees that Secured Party may seek to repossess its Equine Collateral and to gain occupancy to the premises where any Equine Collateral is located, without further notice to Debtor, hire Debtor’s employees to assist in the boarding, loading and transportation of such Equine Collateral, and utilize Debtor’ equipment in such operation; and Debtor agrees, to the extent of its authority to do so, that any such actions authorized by this section shall be deemed to have been authorized and not a breach of the peace if Secured Party takes reasonable efforts to safeguard Debtor’s property.

d. Secured Party may transfer any accounts, securities, investment property, or other property constituting Equine Collateral into Secured Party’s own name or that of Secured Party’s nominee and receive the income thereon and hold the same as security for Obligations or apply it to principal or interest due on Obligations. Insofar as Equine Collateral shall consist of accounts, insurance policies, instruments, chattel paper, choses in action or the like, Secured Party may demand, collect, receipt for, settle, compromise, adjust, sue for, foreclose, or realize upon Equine Collateral as Secured Party may determine, whether or not such or Equine Collateral is then due. For the purpose of realizing Secured Party’s rights therein, Secured Party may receive, open, and dispose of mail addressed to Debtor and endorse notes, checks, drafts, money orders, documents of title, or other evidences of payment, shipment, or storage of any form of Equine Collateral on behalf of and in the name of Debtor.

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4. Secured Party shall be under no obligation to marshal any assets in favor of Debtor or against or in payment of any or all of the Obligations. To the extent that Debtor makes a payment or payments to Secured Party or Secured Party receives any payment or proceeds of the Equine Collateral for Debtor’s benefit or enforces Secured Party’s security interests or exercises Secured Party’s right of setoff, and such payment or payments or the proceeds of such Equine Collateral, enforcement, or setoff, or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5. Waivers.

5.1. Secured Party shall not be deemed to have waived any of its rights respecting the Obligations or Equine Collateral unless such waiver is in writing and signed by Secured Party. No delay or omission on the part of Secured Party in exercising any rights shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of Secured Party respecting the Obligations or Equine Collateral whether evidenced hereby or by any other instrument or document shall be cumulative and may be exercised singularly or concurrently.

5.2. Debtor waives, to the extent permitted by law, any bond or surety or security upon such bond which might, but for this waiver, be required of Secured Party in connection with Secured Party’s exercise of any remedy available to secured creditors whether through writ of possession, replevin, order of delivery, attachment, or other form of injunctive or prejudgment relief. Debtor agrees that Secured Party may seek to apply, and Debtor will not object to the application of, KRS 425.001 or any similar law in any jurisdiction, exempting Secured Party from any surety requirement on its application for a pre-judgment remedy, in any state or federal action, regardless of where instituted, brought by Secured Party for the purpose of enforcing its rights as a secured creditor. Debtor additionally waives any requirement that the original of this Agreement be exhibited in any court of law, and specifically agrees that any action brought to enforce any part of this Agreement may be based on a copy hereof.

5.3. Secured Party and Debtor each waive any and all rights to a trial by jury in any dispute and specifically agree that any and all suits, actions, proceedings, claims, counterclaims, or cross-claims that may arise between them or be brought by one against the other, whether at law or in equity or whether based upon contract, tort, or any other legal theory, which in any way arise out of or relate to this Agreement (as executed or as it may be subsequently modified or amended), or any instrument or document or amendment thereto delivered in connection herewith, shall be tried before a court and not before a jury. Any such suit, action, or proceeding brought by Secured Party to enforce this Agreement may be brought in the Fayette Circuit Court in Lexington, Kentucky, to the jurisdiction and venue of which court Debtor hereby consents.

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6. Expenses. Proceeds of Equine Collateral. Debtor shall pay to Secured Party on demand any and all reasonable expenses incurred or paid by Secured Party in establishing, defending, protecting, or enforcing its security interest or rights respecting Obligations or Equine Collateral including, but without limitation, all of Secured Party’s reasonable attorneys’ fees, reasonable accountants’ fees, appraisers’ fees, guard services, auctioneer and selling agents’ charges, costs of retaking Equine Collateral and all costs of holding, storing, transporting, insuring, preparing for sale, and advertising the sale of Equine Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale of Obligations or Equine Collateral shall be applied to the payment of principal or interest on Obligations in such order of preference as Secured Party may determine, proper allowance for interest on Obligations not then due being made, and any excess shall be returned to Debtor and Debtor shall remain liable for any deficiency.

7. Notices.

7.1. Any demand upon or notice to any Debtor that Secured Party may elect to give shall be effective if deposited in the U.S. mail or with any recognized overnight delivery or courier service, email, or via facsimile transmission, with confirmation, and with hard copies to be sent by mail or recognized overnight delivery or courier service, addressed to Debtor at the address shown at the beginning of this Agreement or, if Debtor have notified Secured Party in writing of a change of address or email, to Debtor’ last address so notified. Demands or notices addressed to Debtor’s address at which Secured Party customarily communicates with Debtor shall also be effective.

7.2. Except as otherwise required in the Purchase Agreement, the requirement of reasonable notice of the time and place of disposition of Equine Collateral by Secured Party shall be conclusively met if such notice is mailed, postage prepaid, to Debtor’s address shown at the beginning of this Agreement, at least ten (10) days before the time of the sale of disposition. Secured Party may bid upon and purchase any or all of the Equine Collateral at any public sale thereof.

8. Food Security Act. Debtor herewith advises Secured Party that, to the extent applicable, the sole buyers, commission merchants, selling agents and auctioneers to or through whom Debtor may or will sell the Equine Collateral, pursuant to the provisions of Section 1324 of the Food Security Act of 1985, 7 U.S.C. 1631, in order that the Secured Party may give notices required by, and enjoy protection afforded by, such section is the Keeneland Association, Inc. DEBTOR ACKNOWLEDGES THAT PURSUANT TO 7 U.S.C. 1631(h)(3), DEBTOR’S FAILURE TO COMPLY WITH THE PROVISIONS OF THIS SECTION MAY SUBJECT DEBTOR TO A FINE IN THE AMOUNT OF $5,000.00 OR 15% OF THE VALUE OF THE BENEFIT RECEIVED FROM SUCH EQUINE COLLATERAL, WHICHEVER IS GREATER.

9. Governing Law. Except as otherwise provided herein, his Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to any conflict of laws or choice of laws principle which would result in the application of any laws other than those of the Commonwealth of Kentucky.

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IN WITNESS WHEREOF, the Secured Party and Debtor have caused this Agreement to be executed and delivered as of the date first above written.

COMMONWEALTH THOROUGHBREDS, LLC

“DEBTOR”

BY:	/s/ Brian Doxtator

ITS:	CEO

WINSTAR FARM, LLC

“SECURED PARTY”

BY:	/s/ Elliot Walden

Elliott Walden, President and CEO

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